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                                                                   Exhibit 10.32


                               SEVERANCE AGREEMENT


      This Severance Agreement (the "Agreement") is made and entered into effective as of October 31, 1997, by and between Terance A. Kinninger (the "Executive") and MetaCreations Corporation, a Delaware corporation (the "Company").


                                 R E C I T A L S

      A. The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its stockholders to provide the Executive with certain severance benefits should Executive's employment with the Company terminate under certain circumstances. Such benefits will provide Executive with enhanced financial security and with sufficient incentive and encouragement for Executive to remain with the Company.

      B. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by the Executive, to agree to the terms provided herein.

      C.    Certain capitalized terms used in the Agreement are defined in
Section 7 below.


                                A G R E E M E N T

      In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:

      1. Duties and Scope of Employment. The Company shall employ the Executive in the position of Senior Vice President and Chief Financial Officer, as such position has been defined in terms of responsibilities and compensation as of the effective date of this Agreement. The Executive shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment. During the term of the Executive's employment with the Company, the Executive shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Executive shall use his best efforts to further the business of the Company and its affiliated entities.

      2. Base Compensation. The Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $169,000. Such salary shall be paid periodically in accordance with normal Company payroll practices. The annual compensation specified in this Section 2, together with any increases in such compensation as the Board may direct from time to time, is referred to in this Agreement as "Base Compensation."


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      3.    Executive Benefits. The Executive shall be eligible to participate in the Executive benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program.

      4.    At-Will Employment/Term of Agreement.

            (a) At-Will Employment. The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

            (b) Term of Agreement. The terms of this Agreement shall terminate on the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to this Section shall be effective for all purposes.

      5.    Severance Benefits.

            (a) Involuntary Termination. Subject to Section 8 below, if the Executive's employment terminates as a result of Involuntary Termination within one (1) year after a Change of Control, the Executive shall be entitled to receive the following severance benefits:

                  (i)   Severance Payments. A severance payment equal to twelve
(12) months of the Executive's Base Compensation for the Company's fiscal year then in effect or if greater, the Executive's Base Compensation for the Company's fiscal year immediately preceding the date of such termination. The severance payments to which the Executive is entitled pursuant to this Section 5(a)(i) shall be paid to the Executive (or to the Executive's estate or beneficiary in the event of the Executive's death) in accordance with the Company's standard payroll practices.

                  (ii) Medical Benefits. The Executive shall receive 100% Company-paid health insurance coverage as provided to such Executive immediately prior to the Executive's termination or such comparable alternative insurance coverage (including additional compensation to fund such coverage) as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to provide continued health insurance coverage hereunder (the "Company-Paid Coverage"). If the Executive's health insurance coverage included the Executive's dependents immediately prior to the Executive's termination, such dependent shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (a) this Agreement terminates pursuant to
Section 4(b) or (b) the date the Executive becomes covered under another employer's health insurance plan. For purposes


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of the continuation health coverage required under COBRA, the date of the
"qualifying event" giving rise to the Executive's COBRA election period (and that of his "qualifying beneficiaries") shall be the last date on which the Executive receives Company-Paid Coverage under this Agreement.

                  (iii) Options. Subject to Sections 8 and 9 below, fifty percent (50%) of the unvested portion of any stock option(s) held by the Executive under the Company's stock option plans shall vest, and the Executive shall have the right to exercise such additional vested portion of such stock option(s), in addition to any portion of the option vested and exercisable prior to the application of this Section.

            (b) Voluntary Resignation; Termination For Cause. If the Executive voluntarily resigns from the Company (other than as an Involuntary Termination), or if the Company terminates the Executive's employment for Cause, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement.

            (c) Disability; Death. If the Company terminates the Executive's employment as a result of the Executive's Disability or if the Executive's employment terminates due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement. However, Executive shall remain eligible for those severance and other benefits (if any) as may then be available under the Company's then existing severance and benefits plans and policies at the time of death.

      6.    Covenants Not to Compete and Not to Solicit.

            (a) Until the Executive has received all Severance Payments as provided in Section 5, upon the termination of the Executive's employment with the Company for any reason, the Executive agrees that he shall not, on his own behalf, or as owner, manager, advisor, principal, agent, partner, consultant, director, officer, stockholder or employee of any business entity, or otherwise in any territory in which the Company is actively engaged in business (1) open or operate business which is in competition with any business of the Company,
(2) act as an employee, agent, advisor or consultant of any competitor of the Company, (3) solicit or accept business from any of the Company's competitors,
(4) take any action to or do anything reasonably intended to divert business from the Company or influence or attempt to influence any existing customers of the Company to cease doing business with the Company or to alter its business relationship with the Company, or (5) take any action or do anything reasonably intended to influence any suppliers of the Company to cease doing business with the Company or to alter its business relationship with the Company, Executive further covenants and agrees that he will not for himself or on behalf of any other person, partnership, firm, association or corporation in any territory served by the Company, directly or indirectly solicit or accept business from any of the Company's existing customers for the purchase or sale of products or services of a like kind to those sold or provided the Company. The foregoing covenant shall not be deemed to prohibit Executive from acquiring an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.


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            (b)   Until eighteen (18) months after termination of Executive's employment, upon the termination of Executive's employment with the Company for any reason, the Executive agrees that he shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave their employment either for Executive or for any other entity or person.

            (c) The Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

      7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an Executive and intended to result in substantial personal enrichment of the Executive, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by the Executive of the Executive's obligations under Section 1 of this Agreement that are demonstrably willful and deliberate on the Executive's part after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has not substantially performed his duties.

            (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                  (i) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

                  (iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company


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outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

                  (iv) The hiring of a new chief executive officer for the Company.

            (c) Disability. "Disability" shall mean that the Executive has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least ninety (90) days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (d) Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (e)   Involuntary Termination. "Involuntary Termination" shall mean:

                  (i) without the Executive's express written consent, the significant reduction of the Executive's duties, authority or responsibilities relative to the Executive's duties, authority and responsibilities as in effect immediately prior to such reduction or the assignment to the Executive of such reduced duties, authority or responsibilities; provided, however that an Involuntary Termination shall not occur if Executive's responsibilities, duties and authority are reduced with respect to operations, or the legal or human resource departments;

                  (ii) without the Executive's express written consent, a reduction by the Company in the Base Compensation of the Executive as in effect immediately prior to such reduction other than a reduction which is part of, and generally consistent with, a general reduction of officer salaries;

                  (iii) a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced, other than a reduction applicable to officers of the company generally; or

                  (iv) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 10 below.


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      8.    Limitation on Payments.

            (a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance benefits under Section 5 shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

            (b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Executive under the terms of this Agreement is necessary to comply with the provisions of Section 8(a), the Executive shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Sections 5(a)(iii) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 8(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of
Section 8(c), the Executive shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Executive, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 8(a), amounts previously paid to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.

            (c) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

      9. Certain Business Combinations. In the event it is determined by the Board, upon receipt of a written opinion of the Company's independent public accountants, that the enforcement of any Section or subsection of this Agreement, including, but not limited to, Sections 5(a)(iii) hereof, which allows for the acceleration of vesting of options to purchase shares of the Company's common stock upon a termination in connection with a Change of Control, would preclude accounting for any proposed


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business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section of this Agreement shall be null and void, but only if the absence of enforcement of such Section would preserve the pooling treatment. In the event that the acceleration of vesting of options to purchase shares of the Company's Common Stock is null and void as a result of this Section, then the Company shall provide the Executive with a cash payment equal to the value of the acceleration; provided, however, that if such cash payment would prevent the Change of Control from being accounted for as a pooling of interests, then no such cash payment shall be made. For purposes of this Section, the Board's determination shall require the unanimous approval of the disinterested Board members.

      10.   Successors.

            (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

            (b) Executive's Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

      11.   Notice.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 11(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing


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of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

      12.   Arbitration.

            (a) The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, the interpretation, validity, construction, performance, breach, or termination hereof, or any of the matters herein released shall be settled by binding arbitration to be held in Santa Barbara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

            (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.

            (c) The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses, unless otherwise required by law.

            (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, OR ANY OF THE MATTERS HEREIN TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS.

      13.   Miscellaneous Provisions.

            (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (b) Whole Agreement. Except for the Executive's stock option agreements, no agreements, representations or understandings (whether oral or written and whether express or implied) which are


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not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

            (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

            (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 13(e) shall be void.

            (f) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

            (g) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

           (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                                METACREATIONS CORPORATION


                                        /s/WILLIAM H. LANE III
                                        ----------------------------------------
                                        By

                                        Director - Compensation Committee
                                        ----------------------------------------
                                        Title



EXECUTIVE:                              TERANCE A. KINNINGER


                                        /s/TERANCE A. KINNINGER
                                        ----------------------------------------
                                        Signature

                                        Terance A. Kinninger
                                        ----------------------------------------
                                        Printed Name





                      SIGNATURE PAGE OF SEVERANCE AGREEMENT


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